Exhibit 10.11
DELL INC.
Nonstatutory Stock Option Agreement

Recipient:	Date of Grant:

Identification No.:	Number of Options:

Exercise Price: $

Dell Inc., a Delaware corporation (the “Company”), hereby grants you options to purchase shares of the Company’s common stock. The number of options awarded to you (the “Options”) and the Exercise Price per Option (the “Exercise Price”) are stated above. Each Option entitles you to purchase, on exercise, one share of the Company’s common stock as described below. This award of Options is subject to the following terms and conditions.

Vesting and Exercisability — You cannot exercise the Options until they have vested and become exercisable.
Vesting — The Options will vest in accordance with the following schedule (subject to the further provisions stated below):

Number	Date

Exercisability — You may exercise Options at any time after they vest and before they expire as described below.
Method of Exercise — You may exercise Options by giving notice to the Company or its designated agent in accordance with instructions generally applicable to all option holders. At the time of exercise, you must pay the Exercise Price for all Options being exercised and any taxes that are required to be withheld by the Company. You may pay such amounts in cash or arrange for such amounts to be paid through a brokerage firm or in another manner satisfactory to the Company.
Expiration — All Options will expire on the earlier of the tenth anniversary of the Date of Grant or any of the special expiration dates described below. Once an Option expires, you will no longer have the right to exercise it.
Removal from Board of Directors — If you are removed from the Company’s Board of Directors in accordance with the provisions of the Company’s Bylaws or you resign from the Board of Directors and such resignation was demanded or requested by the Board of Directors, all Options (whether or not vested) expire at that time.
Death — If you cease to be a director by reason of your death, Options that are not vested at the time you cease to be a director become fully vested at that time. All Options will then expire on the first anniversary of the date you cease to be a director and, until that time, will be exercisable by your legal representatives, legatees or distributees.
Permanent Disability — If you cease to be a director by reason of your Permanent Disability, Options that are not vested at the time you cease to be a director become fully vested at that time. All Options will then expire on the first anniversary of the date you cease to be a director and, until that time, will be exercisable by you or your guardian or legal representative.
Retirement — If you cease to be a director by reason of your retirement from the Board of Directors after attaining age 72, Options that are not vested at the time you cease to be a director expire at that time, and Options that are vested at the time you cease to be a director will expire on the first anniversary of date you cease to be a director.
Other Termination of Directorship — If you cease to be a director for any other reason, Options that are not vested at the time you cease to be a director expire at that time and Options that are vested at the time you cease to be a director will expire at the close of business on the 90th day following the date you cease to be a director.
Periods of Unexercisability — In order to minimize the potential for prohibited “insider” trading, the Company may establish periods from time to time during which you may not engage in transactions involving the Company’s stock (“Black-Out Periods”). Notwithstanding any other provisions herein, you may not exercise Options during an applicable Black-Out Period.
Transferability — The Options are not transferable except as described in this Paragraph.
     (a) The Options are transferable by will or the laws of descent and distribution.
     (b) The Options may be transferred to (1) one or more “Family Members” (as defined below), (2) a trust in which you or Family Members own more than 50% of the beneficial interests, (3) a foundation in which you or Family Members control the management of assets or (4) any other entity in which you or Family Members own more than 50% of the voting interests; provided, however, that in any case, (A) the transfer is by way of gift or is otherwise a donative transfer or, in the case of a transfer to an entity, the transfer is made in exchange for an interest in the entity and (B) the transferee expressly acknowledges that the terms and provisions of this Agreement will continue to apply to the Options in the hands of the transferee. For purpose of this provision, the term “Family Member” shall mean your spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships) or any person sharing your household (other than a tenant or employee). Notwithstanding the provisions of this subparagraph (b), any transfer described herein must be made in compliance with such procedural rules and regulations (including those pertaining to the timing of transfers) as are established from time to time by the Company.
     (c) The Options may be transferred under a domestic relations order in settlement of marital property rights.
Rights as a Stockholder — You will have no rights as a stockholder with respect to shares that may be purchased upon exercise of Options until you have exercised the Options and those shares are registered in your name on the books of the Company’s transfer agent.
Prospectus— You may at any time obtain a copy of the prospectus related to your purchase of Dell common stock pursuant to this option award agreement by accessing the prospectus at http://inside.us.dell.com/legal/corporate.htm. Additionally, you may request a copy of the prospectus free of charge from the Company by contacting Stock Option Administration in writing at Stock Option Administration, One Dell Way, Mail Stop 8038, Round Rock, Texas 78682, (512) 728-8644 or by e-mail at Stock_Option_Administrator@dell.com.
Incorporation of Plan — This award is granted under the Company’s 2002 Long-Term Incentive Plan, and is governed by the terms of the Plan in addition to the terms and conditions stated herein. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan is available upon request from the Company’s Stock Option Administration Department.
Data Privacy Consent — As a condition of the grant of the Options, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, nationality, any shares of common stock held in the Company, and details of all options or other entitlements to shares of common stock awarded, cancelled, exercised, vested, or unvested (“Data”). You further understand that the Company and its Subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of common stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.
Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of the Company or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company’s normal process for communicating electronically with its directors.
Acceptance of Terms and Conditions — You will not be entitled to exercise Options until you have acknowledged and agreed to the terms and conditions set forth herein by executing this agreement in the space provided below and returning it to the Company’s Stock Option Administration Department.

Awarded subject to the terms and conditions stated above:	Accepted under the terms and conditions stated above:

DELL INC.

By:

Recipient’s Signature